Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEW BLC CORPORATION

NEW BLC CORPORATION (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby amended to reflect a change in the name of the Corporation by deleting in its entirety ARTICLE FIRST of the Amended and Restated Certificate of Incorporation and replacing said ARTICLE FIRST with the following:

“FIRST: The name of the corporation is SLM Corporation (hereinafter the “Corporation”).”

SECOND: The sole director of the Corporation has adopted a resolution, by written consent, proposing and declaring advisable the amendment described herein in accordance with the provisions of Sections 141(f) and 242 of the DGCL.

THIRD: In lieu of a meeting and vote of the sole stockholder, the sole stockholder has given written consent to the amendment described herein in accordance with the provisions of Section 228 and Section 242 of the DGCL.

FOURTH: The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 (by the written consent of the stockholders of the Corporation) of the DGCL.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on this 28th day of April, 2014.

NEW BLC CORPORATION

s/s Laurent C. Lutz, Jr.
By:	Laurent C. Lutz, Jr.
Title:	Executive Vice President, General Counsel and Corporate Secretary